Exhibit 99.1
news release
For Immediate Release

Employers Holdings, Inc. Appoints Steve Sorenson to Board of Directors

Henderson, Nevada – (GLOBE NEWSWIRE) – February 15, 2024 – Employers Holdings, Inc., (NYSE: EIG) today announced the appointment of Steve Sorenson to the Board of Directors, effective March 1, 2024.
“We are very excited to welcome Steve Sorenson to the Employers Holdings, Inc. Board,” said Katherine H. Antonello, President and Chief Executive Officer of Employers Holdings, Inc. “Steve brings a wealth of knowledge and expertise in areas including transformational leadership, insurance operations, and insurance product development and distribution. We will benefit greatly from Steve’s insights and look forward to his contributions to our Board.”
Steven P. Sorenson retired from the Allstate Corporation in April 2023 after serving in various senior leadership roles, most recently as Executive Vice President of Corporate Business Transformation from 2020 to April 2023 and as Executive Vice President of Operations from 2017 to 2020. Mr. Sorenson currently serves on the boards of YMCA of Metropolitan Chicago, where he serves as Chair, and One Hope United, a multistate nonprofit that helps children and families build the skills to live life without limits. Mr. Sorenson earned a master’s degree in business administration (finance and strategy) from the University of Chicago in 1992 and a bachelor’s degree in economics from Harvard University in 1987.
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EMPLOYERS® and America’s small business insurance specialist® are registered trademarks of EIG Services, Inc. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on small and select businesses engaged in low-to-medium hazard industries. The Company operates throughout the United States, with the exception of four states that are served exclusively by their state funds. Insurance is offered through Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company and Cerity Insurance Company, all rated A- (Excellent) by the A.M. Best Company. Not all companies do business in all jurisdictions. See www.employers.com and www.cerity.com for coverage availability.
Contact:
Mike Paquette (775) 327-2562 or mpaquette@employers.com